Exhibit 99.1

TerraVia Reports Third Quarter 2016 Results

San Francisco, CA – November 2, 2016 – TerraVia (NASDAQ: TVIA), a next-generation food, nutrition and specialty ingredients company and pioneer in algae innovation, announced today results for the third quarter ended September 30, 2016.

“I believe we are in an important moment for innovation in the food industry. TerraVia’s revolutionary platform gives us the opportunity to be a major factor in addressing the growing demands for plant-based, healthy and sustainable food and nutrition products,” said Apu Mody, CEO of TerraVia. “Since joining the company just a couple months ago, I have had the opportunity to spend significant time with our teams, visit the production facilities in Peoria and Brazil, and meet with our strategic partners and many customers. Everything I have seen and heard reaffirms my initial belief in what the company has built and the opportunities ahead.”

“At the same time, we are identifying areas where we have more work to do,” Mody continued. “We are refining our strategic plan over the next couple of months to position the company for focused growth. Based on what I’ve seen in a very short time, we have the capability to deliver innovation to the food and nutrition industry for many years to come.”

Results for the third quarter highlight early progress in TerraVia’s refined focus on food, nutrition and specialty ingredients. Recent developments include:

•	Announced a joint development agreement with Nestlé Purina PetCare, a premiere global manufacturer of pet products, targeting the companion animal market. The agreement will leverage certain commercially available algae-based advanced nutrition ingredients that TerraVia has developed as well as additional innovative ingredients and product concepts in TerraVia’s development pipeline.

•	Supplied increased volumes from the SB Oils JV facility in Brazil. Specifically began supplying BioMar, a global leader in aquaculture, with AlgaPrime™ DHA, as well as providing increased volumes of oils to Unilever. We believe AlgaPrime™ DHA, our specialty feed ingredient launched with our partner Bunge earlier this year, offers a high concentration of Omega-3 fatty acids in a multi-billion dollar, growing market. This ingredient addresses the unique and significant global supply challenge of sustainably sourced Omega 3s, and can help maintain wild fish populations and improve the nutritional value of farmed fish.

•	Delivered continued growth from the company’s first consumer branded food product, Thrive® Culinary Algae Oil, the most innovative food oil on the market. Thrive® can now be found on-shelf in nearly 150 stores and on Amazon.com and strong initial customer reviews and response illustrates how consumers are embracing algae as an ingredient that is better for people and better for the planet.

Financial Review

Financial results for the third quarter of 2016 reflect progress in the Company’s transition to food, nutrition and specialty ingredients, and include the recently completed sale of a majority interest in the Algenist premium skin care line, which has been treated as a discontinued operation for prior periods. Excluding Algenist, total revenue was $4.3 million compared with

$4.5 million in the third quarter of 2015. GAAP net loss narrowed to $20.5 million for the third quarter of 2016, from a net loss of $34.9 million in the prior year period as the Company begins to benefit from reductions in cash operating expenditures. On a non-GAAP basis, the net loss also declined to $20.5 million for the third quarter of 2016, compared with net loss of $31.5 million in the prior year quarter. A reconciliation of GAAP to non-GAAP net loss is included in the financial tables appended to this press release.

Revenues from the 50.1% owned unconsolidated SB Oils JV totaled $2.5 million for the third quarter and $5.5M year to date, reflecting a three-fold increase from prior year-to-date performance.

Tyler Painter, COO and CFO of TerraVia commented, “We’re making solid progress against our goals as TerraVia to focus the company on food, nutrition and specialty ingredients. On the financial front, we are closely managing our operating expenses and enhancing capital flexibility as we align our balance sheet with our commercialization strategy.”

Conference Call

TerraVia will hold a conference call for investors on November 2, 2016 at 1:30 p.m. PT (4:30 p.m. ET). Investors may access the call by dialing 973-409-9250. A live webcast of the call will be available on the Investors section of www.terravia.com A recording of the call will also be available by calling 404-537-3406; access code 1967392 beginning approximately two hours after the call, and will be available for one week. A webcast replay from today’s call will also be available on the Investors section of www.terravia.com approximately two hours after the call and will be available for up to thirty days.

About TerraVia

TerraVia is a next-generation food, nutrition and specialty ingredients company that harnesses the power of algae, the mother of all plants and earth’s original superfood. With a portfolio of breakthrough ingredients and manufacturing, the Company is well positioned to help meet the growing need of consumer packaged goods and established and emerging food manufacturers to improve the nutritional profile of foods without sacrificing taste, and to develop select consumer brands. The Company also manufactures a range of specialty personal care ingredients for key strategic partners. Headquartered in South San Francisco, the Company’s mission is to create products that are truly better for people and better for the planet. For additional information, please visit TerraVia’s website at www.terravia.com.

TerraVia, Thrive®, AlgaPrime™, the TerraVia logo and other trademarks or service names are the trademarks of TerraVia Holdings, Inc.

Non-GAAP Financial Measures

This press release includes the following financial measure defined as a “non-GAAP financial measure” by the Securities and Exchange Commission: non-GAAP net loss. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP measure, see “Reconciliation of GAAP to Non-GAAP Net Loss” included in the tables to this press release.

This non-GAAP measure is provided to enhance investors’ overall understanding of TerraVia’s current financial performance and TerraVia’s prospects for the future. Specifically, TerraVia believes the non-GAAP measure provides useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results and business outlook.

For its internal budgeting process, TerraVia’s management uses financial measures that do not include stock-based compensation expense, restructuring expense, or special expenses such as non-cash gains or losses related to derivative liabilities, amortization of debt discount and issuance costs, and income (loss) from discontinued operations. In addition to the corresponding GAAP measure, TerraVia’s management also uses the foregoing non-GAAP measures in reviewing the financial results of TerraVia. TerraVia excludes stock-based compensation expenses, debt conversion expenses, income tax benefit, and special non-cash charges from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about TerraVia, including statements that involve risks and uncertainties concerning: its strategic, product, commercialization and production plans and market opportunities; its transition of corporate strategy; meeting commercialization and technology targets; its ability to deliver innovation; and TerraVia’s ability to maintain its relationships with its partners. When used in this press release, the words “will”, “expects”, “intends” and other similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statement may be influenced by a variety of factors, many of which are beyond the control of TerraVia, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, among others: TerraVia’s limited operating history; its limited history in manufacturing and commercializing products; the successful transition to a new chief executive officer; production management risks; implementation risk in deploying new technologies; its limited experience in constructing, ramping up and operating commercial manufacturing facilities; its ability to successfully develop and commercialize products; its ability to sell its products at a profit; delays related to ramp-up and optimization of production facilities; availability of consistent, reliable power and steam; its ability to manage costs; its ability to enter into and maintain strategic collaborations; successful product trials by its customers and market acceptance and adoption of its products by end-users; its ability to obtain requisite regulatory approvals; its access, on favorable terms, to any required financing; and its ability to successfully transition its corporate strategy. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of TerraVia.

In addition, please refer to the documents that TerraVia Holdings, Inc. files with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as updated from time to time, for a discussion of these and other risks. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. TerraVia is not under any duty to update any of the information in this press release.

Contacts

TerraVia Holdings, Inc.

Corporate Communications:

Genet Garamendi

press@terravia.com

Or

Jeff Majtyka / Taylor Krafchik

JM Strategic Communications Group

646-776-0886

jeff@jmscgroup.com / taylor@jmscgroup.com

TERRAVIA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues
Product revenues	$709	$2,251	$2,866	$7,977
Research and development programs	3,601	2,266	10,780	9,483

Total revenues	4,310	4,517	13,646	17,460
Costs and operating expenses
Cost of product revenue	884	2,411	3,038	7,775
Research and development	7,708	13,207	24,215	38,508
Sales, general and administrative	11,169	15,143	33,645	47,966
Restructuring charges	216	(21)	1,455	372

Total costs and operating expenses	19,977	30,740	62,353	94,621

Loss from continuing operations before other income (expense)	(15,667)	(26,223)	(48,707)	(77,161)
Other income (expense)
Interest and other income (expense), net	(2,898)	(3,223)	(9,253)	(9,908)
Debt conversion expense	(3,242)	—	(5,027)	—
Loss from equity method investments	(6,378)	(5,916)	(16,608)	(18,291)
Change in fair value of derivative liabilities	—	176	82	27

Total other income (expense), net	(12,518)	(8,963)	(30,806)	(28,172)

Loss from continuing operations before income taxes	(28,185)	(35,186)	(79,513)	(105,333)
Income tax benefit	(1,839)	—	(1,839)	—

Loss from continuing operations	(26,346)	(35,186)	(77,674)	(105,333)
Income (loss) from discontinued operations	5,852	268	3,230	(1,421)

Net loss	$(20,494)	$(34,918)	$(74,444)	$(106,754)

Net loss per share, basic and diluted
Continuing operations	$(0.31)	$(0.44)	$(0.93)	$(1.31)
Discontinued operations	0.07	0.01	0.04	(0.02)

Net loss per share, basic and diluted	$(0.24)	$(0.43)	$(0.89)	$(1.33)

Weighted average number of common shares used in net loss per share computation - basic and diluted	85,837	80,298	84,062	80,017

TERRAVIA HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET LOSS AND NET LOSS PER SHARE

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
GAAP Net loss	$(20,494)	$(34,918)	$(74,444)	$(106,754)
Change in fair value of derivative liabilities	—	(176)	(82)	(27)
Operating expenses includes costs as follows:
Research and development	682	1,011	1,983	3,595
Sales, general and administrative	2,868	2,244	6,978	7,938

Total stock-based compensation expense	3,550	3,255	8,961	11,533
Restructuring charges	216	(21)	1,455	372
Other income (expense) includes costs as follows:
Amortization of debt discount and issuance costs	662	644	1,969	1,900
Debt conversion expense	3,242	—	5,027	—
Income tax benefit	(1,839)	—	(1,839)	—
(Income) loss from discontinued operations	(5,852)	(268)	(3,230)	1,421

Non-GAAP Net loss	$(20,515)	$(31,484)	$(62,183)	$(91,555)

GAAP Net loss per share - basic and diluted	$(0.24)	$(0.43)	$(0.89)	$(1.33)
Stock-based compensation expense	0.04	0.03	0.11	0.15
Restructuring charges	—	—	0.02	—
Amortization of debt discount and issuance costs	0.01	0.01	0.02	0.02
Debt conversion expense	0.04	—	0.06	—
Income tax benefit	(0.02)	—	(0.02)	—
(Income) loss from discontinued operations	(0.07)	—	(0.04)	0.02

Non-GAAP Net loss per share - basic and diluted	$(0.24)	$(0.39)	$(0.74)	$(1.14)

TERRAVIA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(UNAUDITED)

	September 30,	December 31,
	2016	2015
Assets
Current assets
Cash, cash equivalents and marketable securities	$87,798	$97,975
Other current assets	6,631	7,580
Current assets of discontinued operations	—	13,389

Total current assets	94,429	118,944
Property, plant and equipment - net	23,962	25,996
Equity method investments	37,559	35,910
Other assets	1,151	1,122

Total assets	$157,101	$181,972

Liabilities, convertible preferred stock and stockholders’ deficit
Total current liabilities	$22,455	$25,330
Other liabilities	1,254	1,102
Long-term debt	191,651	202,015

Total liabilities	215,360	228,447

Convertible preferred stock	25,749	—
Total stockholders’ deficit	(84,008)	(46,475)

Total liabilities, convertible preferred stock and stockholders’ deficit	$157,101	$181,972